                                                                   EXHIBIT 10.16

January 6, 2005

George Zilich
840 Rock Creek Drive
Aurora, Ohio  44202

Dear Mr. Zilich:

This letter agreement outlines the terms of your employment with BPI Industries, Inc. ("BPI"). The terms are as follows:

1. Your title will be Chief Financial Officer ("CFO") and your duties will be those ordinarily associated with a CFO for a company of comparable size and makeup (in terms of capitalization, revenues, number of employees, industry, stage of existence).

2. Your base rate of pay will be $120,000 per year. If BPI implements any bonus plan that covers any senior executive(s), you will be entitled to participate in that plan on terms comparable with those of any other senior executive.

3. Within 30 days of the date of this agreement, you will be granted options to purchase 175,000 shares of BPI common stock pursuant to BPI's Senior Management Option Plan. The exercise price will be equal to the closing market price on the date of grant.

4. The Board of Directors will appoint you, or nominate you and recommend to shareholders that the Board is in favor of your election, to serve as a director at the earlier of the following:

      (a)   the date of resignation or termination of any existing director;

      (b)   the date of the next election of any director(s); or

      (c)   the date any increase in the number of directors is effective.

5. If appointed or elected as a director of BPI, you will be entitled to receive compensation and benefits equal to other directors of BPI. In addition, this will include your entitlement to receive options to purchase 300,000 shares of BPI common stock. The exercise price will be equal to the closing market price on the date of grant.

6.    You are entitled to receive any benefits offered other senior executives.

7. BPI will reimburse you for (or pay the costs directly) any costs in connection with any continuing professional education courses you take. In addition, BPI will reimburse you for (or pay the costs directly) any costs or dues you incur as a member of any legal or accounting organization of which you are or become a member.

8. BPI does not currently have D&O insurance; however, BPI intends to obtain D&O coverage for officers and directors. In the event BPI does not obtain such coverage, BPI will indemnify, defend and hold you harmless, to the maximum extent permitted under applicable law, for and from any action, suit or liability in connection with your service as an officer or director of BPI.

9. If BPI terminates you for any reason other than just cause, then you will be entitled to receive a severance payment equal to two times your annual salary and benefits.

10. A more definitive employment agreement will be executed within the next 60 days.

                                         This agreement is dated January 6, 2005

                            BPI Industries, Inc. By:___________________________
                                                    James G. Azlein, President

                           Accepted and Agreed to By:___________________________
                                                     George J. Zilich